Exhibit 3.1

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

FEDERAL HOME LOAN BANK OF

ATLANTA

WHEREAS, the Organization Certificate of the Federal Home Loan Bank of Atlanta, previously known as the Federal Home Loan Bank of Greensboro and the Federal Home Loan Bank of Winston-Salem (the “Bank”), was adopted by the Bank’s Board of Directors on October 12, 1932, and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board);

WHEREAS, the location of the Bank changed from Winston-Salem, North Carolina to Greensboro, North Carolina in 1950, and from Greensboro, North Carolina to Atlanta, Georgia in 1971;

WHEREAS, the Bank ~~believes it is necessary and appropriate to restate~~restated its Organization Certificate on June 24, 2004, to reflect the relocation of the Bank to Atlanta and to amend certain provisions relating to the Bank’s capital stock as a result of the passage of the Gramm-Leach-Bliley Act of 1999 and the implementation of a new capital structure for the Bank pursuant to the Bank’s Capital Plan, which ~~has been~~was approved by the regulator of the Bank at that time (the Federal Housing Finance Board~~;~~);

~~NOW, THEREFORE, in order that~~WHEREAS, the ~~statutes of the United States may be fully complied with and that the incorporation of this~~ Bank ~~may continue~~believes it is appropriate to ~~be perfected as a~~ amend and restate its Organization Certificate to reflect the establishment of the Federal ~~Home Loan Bank~~Housing Finance Agency as the Bank’s regulator as a result of the passage of the Housing and Economic Recovery Act of 2008;

NOW, THEREFORE, this Amended and Restated Organization Certificate of the Bank, which ~~is intended to replace~~replaces all previous versions of the Organization Certificate, is hereby approved by the Board of Directors of the Bank on ~~June 24, 2004~~October 25, 2012.

1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF ATLANTA.

~~2. The location of the principal office of the Bank will be in the City of Atlanta, State of Georgia, or at such other city as the Federal Housing Finance Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become members of the Bank.~~

~~3~~ 2. The Bank shall be established in the City of Atlanta, State of Georgia, in District Number Four, as defined by the ~~Federal Housing Finance Board~~Director, or as may from time to time be readjusted or modified by ~~said Board.~~ the Director. Said District Number Four as now defined is as follows:

The States of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia, and the District of Columbia.

3. The location of the principal office of the Bank shall be in the City of Atlanta, State of Georgia, or at such other city as the Director may from time to time determine.

4. The Bank shall engage in the business authorized by the Federal Home Loan Bank Act~~,~~ (as amended from time to time, the “Act”), and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the ~~Federal Housing Finance Board~~Director.

5. The amount of capital stock of the Bank shall be an amount to be determined in accordance with the ~~Federal Home Loan Bank~~ Act, ~~the~~applicable regulations ~~of the Federal Housing Finance Board~~ and the Bank’s Capital Plan. The amount of capital stock of the Bank may vary from time to time ~~be increased~~ in accordance with the ~~Federal Home Loan Bank~~ Act, ~~the~~applicable regulations ~~of the Federal Housing Finance Board~~ and the Bank’s Capital Plan. From time to time, the Bank may redeem or repurchase shares of capital stock in accordance with the requirements, and subject to the conditions and limitations, prescribed in the ~~Federal Home Loan Bank~~ Act, the ~~regulations of the~~ Federal Housing ~~Finance Board~~Enterprises Financial Safety and Soundness Act of 1992, as amended from time to time, applicable regulations and the Bank’s Capital Plan.

6. This Certificate is made for the purpose of carrying out the provisions of the Act ~~of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932~~, and such other acts as may be passed by Congress amending or supplementing the ~~said Federal Home Loan Bank~~ Act, in so far as it or they may be applicable to the ~~Federal Home Loan~~ Bank ~~of Atlanta~~, and is subject to such changes or additions, not inconsistent with law, as the ~~Federal Housing Finance Board~~Director may deem necessary or expedient and may from time to time direct.

7. The Bank shall have succession until dissolved by the ~~Federal Housing Finance Board~~Director under the ~~Federal Home Loan Bank~~ Act or by further ~~Act~~act of Congress.

8. As used in this Amended and Restated Organization Certificate, “Director” means the Director of the Federal Housing Finance Agency or his delegate or designee as permitted by applicable law.

IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors has duly executed this Amended and Restated Organization Certificate this ~~24th~~25th day of ~~June, 2004~~October, 2012.

By~~:~~                                     :

~~Michael L. Middleton~~

Scott C. Harvard

Chairman of the Board of Directors

Attest~~:~~                             :

~~Jill Spencer~~

Julia S. Brown

Corporate Secretary